EXHIBIT 99



                                                FOR:     CYGNE DESIGNS, INC.

                                                CONTACT: Roy E. Green
                                                         Chief Financial Officer
                                                         (212) 489-3900



               CYGNE DESIGNS, INC. ANNOUNCES PROPOSED SALE OF ITS
                                  KNIT BUSINESS

     New York, New York, March 26, 1999 -- Cygne Designs, Inc. (OTC BB:CYDS) today announced that it had entered into an agreement with Jordache Limited pursuant to which Jordache will acquire Cygne's Knit business, which consists of
(i) certain assets of M.T.G.I. - Textile Manufacturers Group (Israel) Ltd. ("MTGI"), the Company's wholly-owned subsidiary in Israel and (ii) the stock of Wear & Co. S.r.l. ("Wear"), the Company's wholly-owned subsidiary in Italy.

     The aggregate consideration to be paid in the transaction consists of a dollar amount in cash equal to the adjusted net book value (as defined in the Purchase Agreement) of the inventory, fixed assets, and certain other assets of MTGI, and $100,000 for the stock of Wear. In addition, Jordache will assume all customer and vendor purchase orders and all lease obligations of MTGI. The closing of the transaction is subject to various conditions, including the approval by the Company's stockholders. It is currently anticipated that the transaction will close durng Cygne's second fiscal quarter, although there can be no assurance that the transaction will be consummated in this time frame or at all.

     Bernard M. Manuel, Chairman and Chief Executive Officer of Cygne, who directly owns approximately 35.1% of Cygne's stock, has agreed to vote in favor of the transaction.



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CYDS: ANNOUNCES PROPOSED SALE OF KNIT BUSINESS                            PAGE 2

     The Company stated that the Knit business accounted for approximately 60% of the Company's estimated net sales of $43.0 million for the Company's fiscal year ended January 30, 1999. The Company expects to report a net loss in excess of $6.3 million for its recently ended fiscal year, including approximately $2.6 million (which includes goodwill of $1.7 million) resulting from the anticipated loss on sale of the knit business.

     Cygne Designs, Inc. is a private label manufacturer of woven and knit career and casual clothing for women.